ENERGY TRANSFER REPORTS FOURTH QUARTER 2020 RESULTS
Dallas - February 17, 2021 - Energy Transfer LP (NYSE:ET) (“ET” or the “Partnership”) today reported financial results for the quarter and year ended December 31, 2020.
ET reported net income attributable to partners for the three months ended December 31, 2020 of $509 million. For the three months ended December 31, 2020, net income per limited partner unit (basic and diluted) was $0.19 per unit.
Adjusted EBITDA for the three months ended December 31, 2020 was $2.59 billion. Results for the quarter continued to reflect improved efficiencies, with lower operating expenses in all of the Partnership’s core operating segments compared to the same period in the prior year.
Distributable Cash Flow attributable to partners, as adjusted, for the three months ended December 31, 2020 was $1.36 billion.
Key accomplishments and recent developments:
Operational
•In January 2021, the first Very Large Ethane Carrier (“VLEC”) was loaded under ET’s joint venture with Satellite Petrochemical USA Corp., Orbit Gulf Coast NGL Exports, LLC. The Seri Everest, the world’s largest VLEC, departed from Orbit’s newly constructed export facility at our Nederland Terminal in Nederland, Texas, as the largest single shipment of ethane to date.
•In December 2020, the Partnership completed the expansion of its Nederland Terminal LPG facilities to increase its export capabilities.
•Also during the fourth quarter of 2020, the Partnership completed a new 20-inch pipeline directly linking its fractionation and storage facilities in Mont Belvieu, Texas to its Nederland Terminal.
•In October 2020, the Partnership released its Community Engagement Report, which highlights ET’s business achievements and safety programs, as well as its stakeholder outreach and community investment initiatives.
Strategic
•In February 2021, the Partnership announced the acquisition of Enable Midstream Partners, LP (“Enable”) in a $7.2 billion, all-equity transaction.
•In November 2020, the Partnership announced its first-ever dedicated solar power contract, which will reduce the Partnership’s environmental footprint by integrating alternative energy sources when economically beneficial. The Partnership continues to increase its focus on near and long-term alternative energy projects aimed at reducing its environmental footprint throughout its operations.
•In February 2021, the Partnership announced the creation of a new group that will focus on alternative energy initiatives.
•With the addition of ethane export facilities at our Nederland Terminal, the Partnership now owns two of the three U.S. ethane export terminals, and is the only company with export facilities on the Gulf Coast and East Coast.
Financial
•In January 2021, ET announced a quarterly distribution of $0.1525 per unit ($0.61 annualized) on ET common units for the quarter ended December 31, 2020. The distribution coverage ratio for the fourth quarter of 2020 was 3.30x.
•As of December 31, 2020, Energy Transfer Operating, L.P.’s (“ETO’s”) $6.00 billion revolving credit facilities had an aggregate $2.79 billion of available capacity, and the leverage ratio, as defined by its credit agreements, was 4.31x.
•Energy Transfer completed 2020 with full-year Adjusted EBITDA of $10.53 billion, which was above the high end of estimates provided in August 2020.
•For 2021, the Partnership expects Adjusted EBITDA to be $10.6 billion to $11.0 billion, excluding any contribution from the recently announced Enable acquisition.

•For the year ended December 31, 2020, the Partnership spent approximately $3.05 billion on growth capital expenditures. The Partnership expects to spend approximately $1.45 billion on growth capital expenditures in 2021, including approximately $250 million of 2020 growth capital that was deferred into 2021.
ET benefits from a portfolio of assets with exceptional product and geographic diversity. The Partnership’s multiple segments generate high-quality, balanced earnings with no single segment contributing more than 30% of the Partnership’s consolidated Adjusted EBITDA for the three months or full year ended December 31, 2020. The vast majority of the Partnership’s segment margins are fee-based and therefore have limited commodity price sensitivity.
Conference call information:
The Partnership has scheduled a conference call for 4:00 p.m. Central Time/5:00 p.m. Eastern Time on Wednesday, February 17, 2021 to discuss its fourth quarter 2020 results and provide an update on the Partnership, including its outlook for 2021. The conference call will be broadcast live via an internet webcast, which can be accessed through www.energytransfer.com or ir.energytransfer.com and will also be available for replay on the Partnership’s website for a limited time.
Energy Transfer LP (NYSE: ET) owns and operates one of the largest and most diversified portfolios of energy assets in the United States, with a strategic footprint in all of the major domestic production basins. ET is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (NGL) and refined product transportation and terminalling assets; NGL fractionation; and various acquisition and marketing assets. ET, through its ownership of Energy Transfer Operating, L.P., also owns Lake Charles LNG Company, as well as the general partner interests, the incentive distribution rights and 28.5 million common units of Sunoco LP (NYSE: SUN), and the general partner interests and 46.1 million common units of USA Compression Partners, LP (NYSE: USAC). For more information, visit the Energy Transfer LP website at www.energytransfer.com.
Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states as well as refined product transportation and terminalling assets. SUN's general partner is owned by Energy Transfer Operating, L.P., a wholly owned subsidiary of Energy Transfer LP (NYSE: ET). For more information, visit the Sunoco LP website at www.sunocolp.com.
USA Compression Partners, LP (NYSE: USAC) is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of natural gas compression services in terms of total compression fleet horsepower. USA Compression partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil. USA Compression focuses on providing natural gas compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities and transportation applications. For more information, visit the USAC website at www.usacompression.com.
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission, including the Partnership’s Quarterly Report on Form 10-Q to be filed for the current period. In addition to the risks and uncertainties previously disclosed, the Partnership has also been, or may in the future be, impacted by new or heightened risks related to the COVID-19 pandemic, and we cannot predict the length and ultimate impact of those risks. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.

Contacts
Energy Transfer
Investor Relations:
Bill Baerg, Brent Ratliff, Lyndsay Hannah, 214-981-0795
or
Media Relations:
Vicki Granado, 214-840-5820

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	December 31, 2020	December 31, 2019
ASSETS
Current assets (1)	$6,317	$7,464

Property, plant and equipment, net	75,107	74,193

Advances to and investments in unconsolidated affiliates	3,060	3,460
Lease right-of-use assets, net	866	964
Other non-current assets, net (1)	1,657	1,571
Intangible assets, net	5,746	6,154
Goodwill	2,391	5,167
Total assets	$95,144	$98,973
LIABILITIES AND EQUITY
Current liabilities	$5,923	$7,724

Long-term debt, less current maturities	51,417	51,028
Non-current derivative liabilities	237	273
Non-current operating lease liabilities	837	901
Deferred income taxes	3,428	3,208
Other non-current liabilities	1,152	1,162

Commitments and contingencies
Redeemable noncontrolling interests	762	739

Equity:
Total partners’ capital	18,529	21,920
Noncontrolling interest	12,859	12,018
Total equity	31,388	33,938
Total liabilities and equity	$95,144	$98,973
(1)Effective January 1, 2020, the Partnership elected to change its accounting policy related to certain barrels of crude oil that were previously accounted for as inventory. Under the revised accounting policy, certain amounts of crude oil that are not available for sale have been reclassified from inventory to non-current assets. The balances as of December 31, 2019 have been adjusted to reflect this change in accounting policy.

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019 (1)	2020	2019 (1)
REVENUES	$10,034	$13,720	$38,954	$54,213
COSTS AND EXPENSES:
Cost of products sold	6,703	10,159	25,487	39,801
Operating expenses	796	888	3,218	3,294
Depreciation, depletion and amortization	963	804	3,678	3,147
Selling, general and administrative	156	195	711	694
Impairment losses	77	12	2,880	74
Total costs and expenses	8,695	12,058	35,974	47,010
OPERATING INCOME	1,339	1,662	2,980	7,203
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(577)	(584)	(2,327)	(2,331)
Equity in earnings of unconsolidated affiliates	73	78	119	302
Impairment of investments in unconsolidated affiliates	—	—	(129)	—
Losses on extinguishments of debt	(13)	—	(75)	(18)
Gains (losses) on interest rate derivatives	74	130	(203)	(241)
Other, net	6	6	12	105
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE (BENEFIT)	902	1,292	377	5,020
Income tax expense (benefit) from continuing operations	69	(19)	237	195
NET INCOME	833	1,311	140	4,825
Less: Net income attributable to noncontrolling interest	312	325	739	1,256
Less: Net income attributable to redeemable noncontrolling interests	12	13	49	51
NET INCOME (LOSS) ATTRIBUTABLE TO PARTNERS	509	973	(648)	3,518
General Partner’s interest in net income (loss)	—	1	(1)	4
Limited Partners’ interest in net income (loss)	$509	$972	$(647)	$3,514
NET INCOME (LOSS) PER LIMITED PARTNER UNIT:
Basic	$0.19	$0.37	$(0.24)	$1.34
Diluted	$0.19	$0.37	$(0.24)	$1.33
WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING:
Basic	2,699.1	2,646.2	2,695.6	2,628.0
Diluted	2,699.1	2,653.3	2,695.6	2,637.6
(1)Effective January 1, 2020, the Partnership elected to change its accounting policy related to certain barrels of crude oil that were previously accounted for as inventory. Under the revised accounting policy, certain amounts of crude oil that are not available for sale have been reclassified from inventory to non-current assets. The condensed consolidated statement of operations for the three months and full year ended December 31, 2019 has been adjusted to reflect this change in accounting policy.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars and units in millions)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019 (a)	2020	2019 (a)
Reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow (b):
Net income	$833	$1,311	$140	$4,825
Interest expense, net of interest capitalized	577	584	2,327	2,331
Impairment losses	77	12	2,880	74
Income tax expense (benefit) from continuing operations	69	(19)	237	195
Depreciation, depletion and amortization	963	804	3,678	3,147
Non-cash compensation expense	28	28	121	113
(Gains) losses on interest rate derivatives	(74)	(130)	203	241
Unrealized losses on commodity risk management activities	44	95	71	5
Losses on extinguishments of debt	13	—	75	18
Inventory valuation adjustments (Sunoco LP)	(44)	(8)	82	(79)
Impairment of investment in an unconsolidated affiliate	—	—	129	—
Equity in earnings of unconsolidated affiliates	(73)	(78)	(119)	(302)
Adjusted EBITDA related to unconsolidated affiliates	148	156	628	626
Other, net	31	13	79	(54)
Adjusted EBITDA (consolidated)	2,592	2,768	10,531	11,140
Adjusted EBITDA related to unconsolidated affiliates	(148)	(156)	(628)	(626)
Distributable Cash Flow from unconsolidated affiliates	99	108	452	415
Interest expense, net of interest capitalized	(577)	(584)	(2,327)	(2,331)
Preferred unitholders’ distributions	(96)	(68)	(378)	(253)
Current income tax (expense) benefit	(19)	45	(27)	22
Transaction-related income taxes	—	(31)	—	(31)
Maintenance capital expenditures	(152)	(215)	(520)	(655)
Other, net	17	30	74	85
Distributable Cash Flow (consolidated)	1,716	1,897	7,177	7,766
Distributable Cash Flow attributable to Sunoco LP (100%)	(97)	(120)	(516)	(450)
Distributions from Sunoco LP	42	42	165	165
Distributable Cash Flow attributable to USAC (100%)	(51)	(58)	(221)	(222)
Distributions from USAC	25	24	97	90
Distributable Cash Flow attributable to noncontrolling interest in other non-wholly-owned consolidated subsidiaries	(282)	(286)	(1,015)	(1,113)
Distributable Cash Flow attributable to the partners of ET	1,353	1,499	5,687	6,236
Transaction-related adjustments	9	8	55	14
Distributable Cash Flow attributable to the partners of ET, as adjusted	$1,362	$1,507	$5,742	$6,250

Distributions to partners:
Limited Partners	$412	$820	$2,468	$3,221
General Partner	1	1	3	4
Total distributions to be paid to partners	$413	$821	$2,471	$3,225
Common Units outstanding – end of period	2,702.3	2,689.6	2,702.3	2,689.6
Distribution coverage ratio	3.30x	1.84x	2.32x	1.94x
(a)Effective January 1, 2020, the Partnership elected to change its accounting policy related to certain barrels of crude oil that were previously accounted for as inventory. Under the revised accounting policy, certain amounts of crude oil that are not available for sale have been reclassified from inventory to non-current assets. The results for the three and twelve months ended December 31, 2020 have been adjusted to reflect this change in accounting policy.
(b)Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio are non-GAAP financial measures used by industry analysts, investors, lenders and rating agencies to assess the financial performance and the operating results of

ET’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities or other GAAP measures.
There are material limitations to using measures such as Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio, including the difficulty associated with using any such measure as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculations of Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP, such as operating income, net income and cash flow from operating activities.
Definition of Adjusted EBITDA
We define Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items. Inventory adjustments that are excluded from the calculation of Adjusted EBITDA represent only the changes in lower of cost or market reserves on inventory that is carried at last-in, first-out (“LIFO”). These amounts are unrealized valuation adjustments applied to Sunoco LP’s fuel volumes remaining in inventory at the end of the period.
Adjusted EBITDA reflects amounts for unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly.
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as an internal measure for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
Definition of Distributable Cash Flow
We define Distributable Cash Flow as net income, adjusted for certain non-cash items, less distributions to preferred unitholders and maintenance capital expenditures. Non-cash items include depreciation, depletion and amortization, non-cash compensation expense, amortization included in interest expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and deferred income taxes. For unconsolidated affiliates, Distributable Cash Flow reflects the Partnership’s proportionate share of the investee’s distributable cash flow.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.
On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of ET’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among our subsidiaries, the Distributable Cash Flow generated by our subsidiaries may not be available to be distributed to our partners. In order to reflect the cash flows available for distributions to our partners, we have reported Distributable Cash Flow attributable to partners, which is calculated by adjusting Distributable Cash Flow (consolidated), as follows:
•For subsidiaries with publicly traded equity interests, other than ETO, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to our partners includes distributions to be received by the parent company with respect to the periods presented.
•For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiaries, but

Distributable Cash Flow attributable to partners reflects only the amount of Distributable Cash Flow of such subsidiaries that is attributable to our ownership interest.
For Distributable Cash Flow attributable to partners, as adjusted, certain transaction-related adjustments and non-recurring expenses that are included in net income are excluded.
Definition of Distribution Coverage Ratio
Distribution coverage ratio for a period is calculated as Distributable Cash Flow attributable to partners, as adjusted, divided by distributions expected to be paid to the partners of ET in respect of such period.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)

	Three Months Ended December 31,
	2020	2019
Segment Adjusted EBITDA:
Intrastate transportation and storage	$233	$222
Interstate transportation and storage	448	434
Midstream	390	397
NGL and refined products transportation and services	703	743
Crude oil transportation and services	517	676
Investment in Sunoco LP	159	168
Investment in USAC	99	110
All other	43	18
Total Segment Adjusted EBITDA	$2,592	$2,768
In the following analysis of segment operating results, a measure of segment margin is reported for segments with sales revenues. Segment margin is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment margin is similar to the GAAP measure of gross margin, except that segment margin excludes charges for depreciation, depletion and amortization. Among the GAAP measures reported by the Partnership, the most directly comparable measure to segment margin is Segment Adjusted EBITDA; a reconciliation of segment margin to Segment Adjusted EBITDA is included in the following tables for each segment where segment margin is presented.
In addition, for certain segments, the sections below include information on the components of segment margin by sales type, which components are included in order to provide additional disaggregated information to facilitate the analysis of segment margin and Segment Adjusted EBITDA. For example, these components include transportation margin, storage margin, and other margin. These components of segment margin are calculated consistent with the calculation of segment margin; therefore, these components also exclude charges for depreciation, depletion and amortization.
Intrastate Transportation and Storage

	Three Months Ended December 31,
	2020	2019
Natural gas transported (BBtu/d)	12,363	13,098
Revenues	$781	$714
Cost of products sold	493	436
Segment margin	288	278
Unrealized gains on commodity risk management activities	(9)	(1)
Operating expenses, excluding non-cash compensation expense	(46)	(53)
Selling, general and administrative expenses, excluding non-cash compensation expense	(6)	(9)
Adjusted EBITDA related to unconsolidated affiliates	6	7
Segment Adjusted EBITDA	$233	$222
For the three months ended December 31, 2020 compared to the same period last year, transported volumes decreased primarily due to the bankruptcy filing of a transportation customer.

Segment Adjusted EBITDA. For the three months ended December 31, 2020 compared to the same period last year, Segment Adjusted EBITDA related to our intrastate transportation and storage segment increased due to the net impacts of the following:
•an increase of $17 million in realized storage margin due to higher physical storage margin from withdrawals and higher realized gains from financial derivatives used to hedge physical storage gas;
•a decrease of $8 million in operating expenses primarily due to a $4 million decrease in maintenance project costs, a $3 million decrease in ad valorem taxes and a $1 million decrease in outside services;
•an increase of $3 million in retained fuel revenue primarily due to higher natural gas prices; and
•a decrease of $2 million in selling, general and administrative expenses due to lower allocated overhead costs; partially offset by
•a decrease of $15 million in realized natural gas sales and other primarily due to lower realized gains from pipeline optimization activity; and
•a decrease of $3 million in transportation fees due to the expiration of certain contracts on our Regency Intrastate Gas System, partially offset by volume ramp-ups from the Permian region.
Interstate Transportation and Storage

	Three Months Ended December 31,
	2020	2019
Natural gas transported (BBtu/d)	10,037	11,620
Natural gas sold (BBtu/d)	18	17
Revenues	$481	$493
Operating expenses, excluding non-cash compensation, amortization and accretion expenses	(138)	(144)
Selling, general and administrative expenses, excluding non-cash compensation, amortization and accretion expenses	(2)	(23)
Adjusted EBITDA related to unconsolidated affiliates	108	109
Other	(1)	(1)
Segment Adjusted EBITDA	$448	$434
For the three months ended December 31, 2020 compared to the same period last year, transported volumes decreased primarily due to lower crude production resulting in lower associated gas production and lower volumes on our Tiger Pipeline due to contract expirations, as well as multiple weather events and maintenance of third-party facilities impacting our assets along the Gulf Coast.
Segment Adjusted EBITDA. For the three months ended December 31, 2020 compared to the same period last year, Segment Adjusted EBITDA related to our interstate transportation and storage segment increased due to the net impacts of the following:
•a decrease of $6 million in operating expense primarily due to an $18 million settlement related to a property tax appeal with the state of Arizona, a $5 million decrease in maintenance project costs, and a $1 million decrease in storage and transportation expense, partially offset by $14 million in bad debt expense associated with a shipper bankruptcy and the write-off of $4 million of obsolete inventory; and
•a decrease of $21 million in selling, general and administrative expense primarily resulting from a $17 million favorable settlement related to excise taxes on Rover and a $5 million decrease in allocated overhead and employee costs due to cost-cutting initiatives, partially offset by a $2 million increase in legal and consulting fees related to an ongoing rate case and shipper bankruptcies; partially offset by
•a decrease of $12 million in revenues primarily due to a decrease of $16 million from a contractual rate adjustment on commitments at our Lake Charles LNG facility effective January 2020, a decrease of $9 million resulting from contract expirations on Tiger and a decrease of $8 million in transportation fees as a result of multiple weather events and maintenance on third-party facilities connected to our systems. These decreases were partially offset by increased revenues from short-term firm contracts on our Transwestern, Panhandle and Rover systems due to increased demand and higher parking revenues; and
•a decrease of $1 million in Adjusted EBITDA related to unconsolidated affiliates primarily due to lower earnings from Midcontinent Express Pipeline as a result of lower rates received following the expiration of certain contracts.

Midstream

	Three Months Ended December 31,
	2020	2019
Gathered volumes (BBtu/d)	12,634	14,034
NGLs produced (MBbls/d)	596	583
Equity NGLs (MBbls/d)	32	29
Revenues	$1,461	$1,535
Cost of products sold	882	899
Segment margin	579	636
Operating expenses, excluding non-cash compensation expense	(177)	(217)
Selling, general and administrative expenses, excluding non-cash compensation expense	(20)	(27)
Adjusted EBITDA related to unconsolidated affiliates	8	6
Other	—	(1)
Segment Adjusted EBITDA	$390	$397
For the three months ended December 31, 2020 compared to the same period last year, gathered volumes decreased primarily in the South Texas and Northeast regions, partially offset by the impact of the SemGroup acquisition in the Mid-Continent/Panhandle region and volume growth in the Ark-La-Tex and Permian regions. NGL production increased due to the impact of the SemGroup acquisition in the Mid-Continent/Panhandle region and increased ethane recoveries in the Permian, South Texas and North Texas regions.
Segment Adjusted EBITDA. For the three months ended December 31, 2020 compared to the same period last year, Segment Adjusted EBITDA related to our midstream segment decreased due to the net impacts of the following:
•a decrease of $11 million in non fee-based margin due to unfavorable NGL prices of $14 million, partially offset by the impact of favorable natural gas prices of $3 million;
•a decrease of $10 million in non fee-based margin due to decreased throughput volumes, primarily in the South Texas region; and
•a decrease of $36 million in fee-based margin due to volume declines in the South Texas region; partially offset by
•a decrease of $40 million in operating expenses due to cost-saving initiatives, including a decrease of $13 million in maintenance project costs, $13 million in materials and $11 million in outside services; and
•a decrease of $7 million in selling, general and administrative expenses primarily due to a decrease in allocated overhead costs resulting from overall corporate cost reductions.

NGL and Refined Products Transportation and Services

	Three Months Ended December 31,
	2020	2019
NGL transportation volumes (MBbls/d)	1,449	1,338
Refined products transportation volumes (MBbls/d)	463	535
NGL and refined products terminal volumes (MBbls/d)	859	833
NGL fractionation volumes (MBbls/d)	825	734
Revenues	$3,056	$3,120
Cost of products sold	2,223	2,257
Segment margin	833	863
Unrealized losses on commodity risk management activities	44	66
Operating expenses, excluding non-cash compensation expense	(175)	(185)
Selling, general and administrative expenses, excluding non-cash compensation expense	(18)	(26)
Adjusted EBITDA related to unconsolidated affiliates	19	23
Other	—	2
Segment Adjusted EBITDA	$703	$743
For the three months ended December 31, 2020 compared to the same period last year, NGL transportation volumes increased due to higher throughput volumes on our Mariner East pipeline system. In addition, throughput barrels on our Texas NGL pipeline system increased primarily due to higher export volumes feeding into our Nederland Terminal resulting from the initiation of service on our propane export pipeline in the fourth quarter 2020.
Refined products transportation volumes decreased for the three months ended December 31, 2020 compared to the same period last year due to less domestic demand for jet fuel and other refined products. This decrease in volume was partially offset by the impact from Midwest refinery turnarounds in the prior period.
NGL and refined products terminal volumes increased for the three months ended December 31, 2020 compared to the same period last year primarily due to higher volumes from our Mariner East system and an increase in loaded vessels at our Nederland Terminal.
Average fractionated volumes at our Mont Belvieu, Texas fractionation facility increased for the three months ended December 31, 2020 compared to the same period last year primarily due to the commissioning of our seventh fractionator in February 2020.
Segment Adjusted EBITDA. For the three months ended December 31, 2020 compared to the same period last year, Segment Adjusted EBITDA related to our NGL and refined products transportation and services segment decreased due to net impacts of the following:
•a decrease of $74 million in marketing margin primarily due to a $50 million decrease resulting from lower optimization gains from the sale of NGL component products at our Mont Belvieu facility, a $41 million decrease due to lower margin from our butane blending business, and a $33 million decrease in gasoline blending and optimization due to unfavorable market conditions primarily attributable to the COVID-19 pandemic. These decreases were partially offset by a $28 million increase in NGL export and rack volumes, a $17 million increase due to lower capacity lease fees incurred by our marketing affiliate, and a $4 million increase due to the timing of the settlement of financial derivative contracts; and
•a decrease of $22 million in terminal services margin primarily due to a $27 million decrease resulting from the expiration of a third-party contract at our Nederland Terminal in the second quarter of 2020, a $7 million decrease due to lower third party and intercompany volumes feeding our Marcus Hook Terminal, and a $6 million decrease due to less domestic demand for jet fuel and other refined products. These decreases were partially offset by a $14 million increase due to higher throughput on our Mariner East system and a $4 million increase from higher storage tank rental revenues in the fourth quarter of 2020; partially offset by
•an increase of $20 million in transportation margin primarily due to a $13 million increase from higher throughput volumes on our Mariner East pipeline system, a $7 million increase due to higher export volumes feeding into our Nederland Terminal resulting from the initiation of service on our propane export pipeline in the fourth quarter of 2020, a $4 million increase due to the impact from Midwest refinery turnarounds in the prior period, and a $3 million increase resulting from higher throughput volumes received from the Southwest Texas region. These increases were partially offset by an $8 million decrease due to lower throughput volumes received from the Eagle Ford region;
•an increase of $12 million in storage margin primarily due to a $6 million increase from component product storage revenues and a $6 million increase from throughput fees generated from exported volumes;
•an increase of $11 million in fractionators and refinery services margin primarily due to the commissioning of our seventh fractionator in February 2020 and higher NGL volumes at our Mont Belvieu fractionation facility; and
•a decrease of $8 million in selling, general and administrative expenses primarily due to lower allocated overhead costs, lower employee costs resulting from cost-cutting initiatives, and a decrease in insurance expenses.
Crude Oil Transportation and Services

	Three Months Ended December 31,
	2020	2019
Crude transportation volumes (MBbls/d)	3,532	4,329
Crude terminals volumes (MBbls/d)	2,223	2,328
Revenues	$2,802	$4,762
Cost of products sold	2,134	3,940
Segment margin	668	822
Unrealized losses on commodity risk management activities	3	31
Operating expenses, excluding non-cash compensation expense	(125)	(160)
Selling, general and administrative expenses, excluding non-cash compensation expense	(36)	(24)
Adjusted EBITDA related to unconsolidated affiliates	5	8
Other	2	(1)
Segment Adjusted EBITDA	$517	$676
For the three months ended December 31, 2020 compared to the same period last year, crude transportation volumes were lower on our Texas pipeline system and our Bakken pipeline, driven by lower production in these regions due to lower crude oil prices as well as lower refinery utilization caused by COVID-19 demand destruction, partially offset by contributions from assets acquired in 2019. Crude terminal volumes were lower primarily due to lower Permian and Bakken pipeline volumes, reduced refinery utilization, and reduced export demand at our Nederland Terminal, partially offset by contributions from assets acquired in 2019.
Adjusted EBITDA. For the three months ended December 31, 2020 compared to the same period last year, Segment Adjusted EBITDA related to our crude oil transportation and services segment decreased due to the net impacts of the following:
•a decrease of $182 million in segment margin (excluding unrealized gains and losses on commodity risk management activities) primarily due to a $106 million decrease from our Texas crude pipeline system due to lower utilization and lower average tariff rates realized, a $48 million decrease (excluding a net change of $25 million in unrealized gains and losses on commodity risk management activities) from our crude oil acquisition and marketing business primarily due to less favorable pricing conditions impacting our Permian to Gulf Coast and Bakken to Gulf Coast trading operations, a $43 million decrease due to lower volumes on our Bakken Pipeline resulting from lower basin production, an $18 million decrease in throughput at our crude terminals primarily driven by lower Permian and Bakken pipeline volumes, reduced refinery utilization from COVID-19 demand destruction, and reduced export demand, and an $11 million decrease due to lower volumes on our Bayou Bridge pipeline; partially offset by an increase of $45 million related to assets acquired in 2019;
•an increase of $11 million in selling, general and administrative expenses primarily due to legal expenses; and
•a decrease of $4 million in Adjusted EBITDA related to unconsolidated affiliates due to lower margin from jet fuel sales by our joint ventures; partially offset by
•a net decrease of $35 million in operating expenses primarily due to lower volume-driven pipeline expenses and corporate cost-cutting initiatives, partially offset by increased costs related to assets acquired in 2019.

Investment in Sunoco LP

	Three Months Ended December 31,
	2020	2019
Revenues	$2,553	$4,098
Cost of products sold	2,271	3,813
Segment margin	282	285
Unrealized (gains) losses on commodity risk management activities	6	(1)
Operating expenses, excluding non-cash compensation expense	(71)	(84)
Selling, general and administrative, excluding non-cash compensation expense	(22)	(32)
Adjusted EBITDA related to unconsolidated affiliates	3	3
Inventory fair value adjustments	(44)	(8)
Other, net	5	5
Segment Adjusted EBITDA	$159	$168
The Investment in Sunoco LP segment reflects the consolidated results of Sunoco LP.
Segment Adjusted EBITDA. For the three months ended December 31, 2020 compared to the same period last year, Segment Adjusted EBITDA related to our investment in Sunoco LP decreased due to the net impacts of the following:
•a decrease of $32 million in margin (excluding changes in inventory fair value adjustments and unrealized losses on commodity risk management activities) due to a 12% decrease in volume primarily resulting from the COVID-19 pandemic, as well as an approximately 7% decrease in gross profit per gallon sold, offset by
•a decrease of $13 million in operating expenses and $10 million in selling, general and administrative expenses, primarily attributable to lower employee costs, professional fees, credit card processing fees and advertising costs.
Investment in USAC

	Three Months Ended December 31,
	2020	2019
Revenues	$158	$178
Cost of products sold	20	22
Segment margin	138	156
Operating expenses, excluding non-cash compensation expense	(30)	(32)
Selling, general and administrative, excluding non-cash compensation expense	(10)	(14)
Other, net	1	—
Segment Adjusted EBITDA	$99	$110
The Investment in USAC segment reflects the consolidated results of operations for USAC.
Segment Adjusted EBITDA. For the three months ended December 31, 2020 compared to the same period last year, Segment Adjusted EBITDA related to our investment in USAC decreased primarily due to a decrease in demand for compression services driven by a decline in U.S. crude oil and natural gas activity resulting in a decrease in average revenue generating horsepower per month.

All Other

	Three Months Ended December 31,
	2020	2019
Revenues	$466	$413
Cost of products sold	417	366
Segment margin	49	47
Unrealized losses on commodity risk management activities	1	—
Operating expenses, excluding non-cash compensation expense	(33)	(25)
Selling, general and administrative expenses, excluding non-cash compensation expense	(21)	(21)
Adjusted EBITDA related to unconsolidated affiliates	1	1
Other and eliminations	46	16
Segment Adjusted EBITDA	$43	$18
Segment Adjusted EBITDA. For the three months ended December 31, 2020 compared to the same period last year, Segment Adjusted EBITDA related to our all other segment increased due to the net impacts of the following:
•an increase of $21 million from the acquisition of Energy Transfer Canada (formerly SemCAMS);
•an increase of $6 million primarily due to insurance proceeds received on settled claims related to our MTBE litigation;
•an increase of $6 million from lower power and operating costs at our compression services business; and
•an increase of $3 million from power trading activities; partially offset by
•a decrease of $4 million due to lower revenue from our compressor equipment business; and
•a decrease of $3 million due to lower royalties and producer demand at our natural resources business.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON LIQUIDITY
(In millions)
(unaudited)
The following table is a summary of ETO’s revolving credit facilities. We also have consolidated subsidiaries with revolving credit facilities which are not included.

	Facility Size	Funds Available at December 31, 2020	Maturity Date
ETO Five-Year Revolving Credit Facility	$5,000	$1,788	December 1, 2023
ETO 364-Day facility	1,000	1,000	November 26, 2021
	$6,000	$2,788

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON UNCONSOLIDATED AFFILIATES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our unconsolidated affiliates, which are accounted for as equity method investments in the Partnership’s financial statements for the periods presented.

	Three Months Ended December 31,
	2020	2019
Equity in earnings (losses) of unconsolidated affiliates:
Citrus	$35	$33
FEP	19	16
MEP	(3)	—
White Cliffs	1	4
Other	21	25
Total equity in earnings of unconsolidated affiliates	$73	$78

Adjusted EBITDA related to unconsolidated affiliates:
Citrus	$83	$82
FEP	19	19
MEP	5	8
White Cliffs	6	—
Other	35	47
Total Adjusted EBITDA related to unconsolidated affiliates	$148	$156

Distributions received from unconsolidated affiliates:
Citrus	$36	$50
FEP	20	20
MEP	4	3
White Cliffs	4	—
Other	23	21
Total distributions received from unconsolidated affiliates	$87	$94

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON NON-WHOLLY-OWNED JOINT VENTURE SUBSIDIARIES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our non-wholly-owned joint venture subsidiaries, which are reflected on a consolidated basis in our financial statements. The table below excludes Sunoco LP and USAC, which are non-wholly-owned subsidiaries that are publicly traded.

	Three Months Ended December 31,
	2020	2019
Adjusted EBITDA of non-wholly-owned subsidiaries (100%) (a)	$584	$642
Our proportionate share of Adjusted EBITDA of non-wholly-owned subsidiaries (b)	288	335

Distributable Cash Flow of non-wholly-owned subsidiaries (100%) (c)	$543	$601
Our proportionate share of Distributable Cash Flow of non-wholly-owned subsidiaries (d)	270	315
Below is our ownership percentage of certain non-wholly-owned subsidiaries:

Non-wholly-owned subsidiary:	ET Percentage Ownership (e)
Bakken Pipeline	36.4%
Bayou Bridge	60.0%
Maurepas	51.0%
Ohio River System	75.0%
Permian Express Partners	87.7%
Red Bluff Express	70.0%
Rover	32.6%
Energy Transfer Canada (formerly “SemCAMS”)	51.0%
Others	various
(a)Adjusted EBITDA of non-wholly-owned subsidiaries reflects the total Adjusted EBITDA of our non-wholly-owned subsidiaries on an aggregated basis. This is the amount of EBITDA included in our consolidated non-GAAP measure of Adjusted EBITDA.
(b)Our proportionate share of Adjusted EBITDA of non-wholly-owned subsidiaries reflects the amount of Adjusted EBITDA of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest.
(c)Distributable Cash Flow of non-wholly-owned subsidiaries reflects the total Distributable Cash Flow of our non-wholly-owned subsidiaries on an aggregated basis.
(d)Our proportionate share of Distributable Cash Flow of non-wholly-owned subsidiaries reflects the amount of Distributable Cash Flow of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest. This is the amount of Distributable Cash Flow included in our consolidated non-GAAP measure of Distributable Cash Flow attributable to the partners of ET.
(e)Our ownership reflects the total economic interest held by us and our subsidiaries. In some cases, this percentage comprises ownership interests held in (or by) multiple entities.